EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
CENTRAL PARK HOLDING COMPANY, LLC,
CENTRAL PARK MERGER SUB, INC.
AND
CABLEVISION SYSTEMS CORPORATION
DATED AS OF MAY 2, 2007

i

Table of Contents
(continued)

Table of Contents
(continued)

Table of Exhibits
Exhibit A Family Stockholders
Exhibit B Form of Exchange Agreement
Exhibit C Form of Voting Agreement
Exhibit D Form of Guarantee
Exhibit E Form of Certificate of Incorporation of the Surviving Corporation
Exhibit F Form of By-laws of the Surviving Corporation
Exhibit G Charter Amendment

Index of Defined Terms

Page
2007 Budget	43
Affiliate	43
Agreement	1
Ancillary Agreements	43
Board of Directors	43
BONY	15
Business	43
Business Combination Transaction	32
Business Day	43
Cap	25
Certificate	3
Change in the Company Recommendation	5
Charter Amendment	44
Charter Approval	17
Class A Stock	1
Class B Stock	1
Closing	2
Code	9
Commitment Letter	19
Company	1
Company Benefit Plan	44
Company Disclosure Letter	10
Company Financial Statements	44
Company Preferred Stock	11
Company Recommendation	5
Company Stock	1
Company Stockholder Approval	17
Company Stockholders Meeting	5
Confidentiality Agreement	44
Consents	44
Constituent Documents	44
CSC	44
CSC Indentures	15
CSC Restricted Payment Capacity	44
CVC Holdings MergerCo.	1
CVC Indentures	15
CVC Restricted Payment Capacity	44
DGCL	44
Director Stock Plans	4
Dissenting Shares	7
Effective Time	2
Employee Stock Plans	4

v

Index of Defined Terms
(continued)

Page
Equity Award Price Per Share	45
ERISA	45
Exchange Act	45
Exchange Agreement	1
Excluded Shares	45
Expenses	45
Family Liability Cap	42
Family LLC	1
Family Material Adverse Effect	19
Family Stockholders	1
Financing Transactions	27
Franchise Agreements	45
GAAP	14
Governmental Approvals	13
Governmental Entity	13
Guarantee	2
HSR Act	45
Indebtedness	45
Indemnified Person	25
Intervening Event	32
IRS	46
Law	46
Lenders	19
Liens	46
Marketing Period	28
Material Adverse Effect	46
Merger	2
Merger Approval	17
Merger Certificate	2
Merger Consideration	3
Minority Approval	17
Notice of Superior Proposal or Intervening Event	31
NYSE	46
Option	4
Order	47
Other Dolan Entities	47
Parties	1
Paying Agent	7
Paying Agent Agreement	7
Payment Fund	7
Person	47
Proceeding	23
Proxy Statement	5

Index of Defined Terms
(continued)

Page
Public Stockholders	1
Related Person	47
Representatives	47
Required Information and Cooperation	27
Restricted Shares	47
RNS	47
RNS Indentures	16
RNS Restricted Payment Capacity	47
RSU	4
Schedule 13E-3	5
SEC	47
SEC Reports	10, 14
Senior Officer	47
Solvency Opinion	33
Special Committee	1
Stock Plans	4
Subsidiary	47
Superior Proposal	32
Surviving Corporation	2
Takeover Proposal	32
Tax	48
Tax Return	48
Taxing Authority	48
Termination Date	37
Third Party	32
Transmittal Documents	8
Voting Agreement	2

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 2, 2007, is entered into by and among CENTRAL PARK HOLDING COMPANY, LLC, a Delaware limited liability company (“Family LLC”), CENTRAL PARK MERGER SUB, INC., a Delaware corporation and wholly-owned subsidiary of Family LLC (“CVC MergerCo”), and CABLEVISION SYSTEMS CORPORATION, a Delaware corporation (the “Company” and, together with Family LLC and CVC MergerCo, the “Parties”).
RECITALS
     WHEREAS, as of the date hereof, the Persons listed on Exhibit A (the “Family Stockholders”) own in the aggregate 1,838,938 shares of Cablevision NY Group Class A common stock, par value $.01 per share, of the Company (“Class A Stock”) and 55,289,351 shares of Cablevision NY Group Class B common stock, par value $.01 per share, of the Company (“Class B Stock”, and together with Class A Stock, “Company Stock”);
     WHEREAS, concurrently with the execution and delivery of this Agreement, the Family Stockholders are entering into an exchange agreement with Family LLC, dated as of the date of this Agreement, substantially in the form of Exhibit B (the “Exchange Agreement”), providing for the contribution immediately prior to the Effective Time (as defined below) of the shares of Company Stock owned by the Family Stockholders to Family LLC, in exchange for all of the membership interests of Family LLC;
     WHEREAS, the Board of Directors, based on the unanimous recommendation of a special transaction committee thereof consisting solely of disinterested directors of the Company (the “Special Committee”), has determined that a business combination with Family LLC, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, the holders of Company Stock other than the Family Stockholders, Family LLC, any Subsidiary of Family LLC and the Other Dolan Entities (the “Public Stockholders”);
     WHEREAS, the Board of Directors, based on the unanimous recommendation of the Special Committee, has (a) approved and adopted (i) this Agreement and the Ancillary Agreements to which the Company is a party and the transactions contemplated hereby and thereby and (ii) the Charter Amendment, and declared their advisability, (b) recommended adoption of this Agreement and the Charter Amendment by the stockholders of the Company and (c) approved, for purposes of Section 203 of the DGCL, the transactions contemplated hereby;

     WHEREAS, concurrently with the execution and delivery of this Agreement, the Family Stockholders are entering into a voting agreement with the Company, substantially in the form of Exhibit C (the “Voting Agreement”), pursuant to which, among other things, they agree to vote the shares of Company Stock owned by them in favor of the adoption of this Agreement and the Charter Amendment; and
     WHEREAS, concurrently with the execution and delivery of this Agreement, Charles F. Dolan and James L. Dolan are executing a guarantee, substantially in the form of Exhibit D (the “Guarantee”), pursuant to which they have agreed, subject to the terms and conditions set forth therein, to guarantee any obligation or liability of Family LLC or CVC MergerCo hereunder in an aggregate amount not to exceed the Family Liability Cap (as defined below).
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the Parties hereby agree as follows:
ARTICLE I
THE MERGER
     Section 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, CVC MergerCo shall be merged with and into the Company and the separate corporate existence of CVC MergerCo shall thereupon cease (the “Merger”). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.
     Section 1.02 Closing. The closing of the transactions contemplated by Section 1.01 (the “Closing”) shall take place on the fifth Business Day after the earlier of (i) a date during the Marketing Period to be specified by Family LLC and (ii) the final day of the Marketing Period, unless this Agreement has been theretofore terminated pursuant to its terms or unless another date is agreed to in writing by Family LLC and the Company. The Closing shall be held at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York, at 10:00 a.m., New York City time, or at such other place and time as the Company and Family LLC shall agree in writing. At the Closing, the Company and Family LLC shall file (i) a certificate setting forth the Charter Amendment and then (ii) a certificate of merger (the “Merger Certificate”) with the Secretary of State of the State of Delaware in respect of the Merger, and the Merger shall become effective upon such filing or at such later time as is agreed to by the Company and Family LLC and specified in the Merger Certificate (the “Effective Time”).

     Section 1.03 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the DGCL (including, without limitation, Sections 259, 260 and 261 thereof).
     Section 1.04 Certificate of Incorporation and By-laws. The certificate of incorporation and the by-laws of the Company shall be amended in the Merger to read in their entirety in the form of Exhibit E (in the case of the certificate of incorporation) and Exhibit F (in the case of the by-laws), and, as so amended, shall be the certificate of incorporation and by-laws of the Surviving Corporation until thereafter amended in accordance with their respective terms and the DGCL.
     Section 1.05 Directors. The directors of CVC MergerCo immediately prior to the Effective Time shall from and after the Effective Time be the initial directors of the Surviving Corporation, each to hold office, subject to the applicable provisions of the certificate of incorporation and by-laws of the Surviving Corporation, until their respective successors shall be duly elected or appointed and qualified in the manner provided in the certificate of incorporation and by-laws of the Surviving Corporation, or until their earlier death, resignation or removal, or as otherwise provided by Law.
     Section 1.06 Officers. The officers of the Company immediately prior to the Effective Time shall from and after the Effective Time be the initial officers of the Surviving Corporation, subject to the applicable provisions of the by-laws of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and by-laws of the Surviving Corporation, or until their earlier death, resignation or removal, or otherwise as provided by Law.
     Section 1.07 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties hereto or any holder of Company Stock, each share of Class A Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares, Restricted Shares and any Dissenting Shares) shall be converted into the right to receive $36.26 in cash (the “Merger Consideration”). At the Effective Time, all shares of Class A Stock (other than Excluded Shares, Restricted Shares and any Dissenting Shares) shall cease to be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such share of Company Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration for each share of Class A Stock represented by such Certificate, to be paid in consideration therefor, without interest, upon surrender of such Certificate in accordance with Section 2.02(b). All shares of Class A Stock held by the Family Stockholders, Family LLC, any Subsidiary of Family LLC, the Company or any wholly-owned Subsidiary of the Company (or held in the Company’s treasury) and all shares of Class B Stock shall cease to be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the

Effective Time represented such shares shall cease to have any rights with respect thereto and no consideration shall be delivered in exchange therefor. Each share of common stock of CVC MergerCo shall be converted into one share of newly issued common stock of the Surviving Corporation.
     Section 1.08 Stock Options and Restricted Stock.
     (a) At the Effective Time, (i) each outstanding stock option and other right to purchase shares of Class A Stock (each, an “Option” and, collectively, the “Options”) heretofore granted to any employee under any stock option or stock based compensation plan of the Company or otherwise (the “Employee Stock Plans”) shall be no longer be exercisable for the purchase of Class A Stock and shall automatically convert, at the Effective Time, from a right in respect of Class A Stock into a right in respect of cash in an amount, if any, equal to (A) the number of shares of Class A Stock subject to or relating to the Option multiplied by (B) the excess of (x) the Equity Award Price Per Share over (y) the exercise price of the Class A Stock subject to or relating to the Option, provided that the right of the holder of such Options to receive such cash amount, if any, in respect of such Options shall be subject to the vesting, payment and other terms and conditions set forth in the applicable Employee Stock Plans and Option agreements pursuant to which such options were awarded, and (ii) any other outstanding Options, including Options heretofore granted to any non-employee director under the Company’s equity compensation plans for non-employee directors of the Company (the “Director Stock Plans” and, together with the Employee Stock Plans, the “Stock Plans”), shall no longer be exercisable for the purchase of Class A Stock but shall entitle each holder thereof, in cancellation and settlement therefor, to payments in cash from the Surviving Corporation, at the Effective Time, equal to the product of (A) the total number of shares of Class A Stock subject to such Option and (B) the amount, if any, by which the Merger Consideration exceeds the exercise price per share of Class A Stock subject to such Option, each such cash payment to be payable at the Effective Time.
     (b) Each Restricted Share outstanding under the Stock Plans shall convert, as of the Effective Time, from a right in respect of Class A Stock into a right in respect of cash in an amount equal to the Equity Award Price Per Share; provided that the right of the holder of such Restricted Shares to receive such cash amount shall be subject to the vesting, payment and other terms and conditions set forth in the applicable Stock Plans and award agreements pursuant to which such Restricted Shares were awarded.
     (c) The Company shall cause each restricted stock unit (each an “RSU”) outstanding under the Director Stock Plans to convert, as of the Effective Time, from a right in respect of Class A Stock into a right in respect of cash in an amount equal to the Merger Consideration; provided that the right of the holder of such RSU to receive such cash amount shall be subject to the payment and other terms and conditions set forth in the applicable Director Stock Plans and award agreements pursuant to which such RSU was awarded.

     Section 1.09 Stockholders’ Meeting; Proxy Materials and Other SEC Filings.
     (a) The Company shall (i) duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date as soon as reasonably practicable after the Proxy Statement is cleared by the SEC (the “Company Stockholders Meeting”), for the purpose of obtaining Company Stockholder Approval and Minority Approval with respect to the adoption of this Agreement and the Charter Amendment and (ii) use reasonable best efforts to solicit the adoption of this Agreement and the Charter Amendment by Company Stockholder Approval and Minority Approval; provided that, in the event of a Change in the Company Recommendation pursuant to Section 5.07(c), notwithstanding clause (ii) of this Section 1.09(a), (x) the Company may disclose the fact of such Change in the Company Recommendation in any solicitation made by the Company to its stockholders and (y) the Company shall not be required to solicit in favor of Company Stockholder Approval and Minority Approval. The Board of Directors shall recommend adoption of this Agreement and the Charter Amendment by the stockholders of the Company as set forth in Section 3.12 (the “Company Recommendation”), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Family LLC or any of its Affiliates such recommendation or take any action or make any statement in connection with the Company Stockholders Meeting inconsistent with such recommendation, including, without limitation, approving or recommending or proposing to approve or recommend a third-party Takeover Proposal with respect to the Company or failing to recommend the adoption of this Agreement (collectively, a “Change in the Company Recommendation”); provided that the Special Committee may make a Change in the Company Recommendation pursuant to Section 5.07(c) hereof; and provided, further, that the provision of factual information by the Company to its stockholders shall not be deemed to constitute a Change in the Company Recommendation so long as the disclosure through which such factual information is conveyed, taken as a whole, is not contrary to or inconsistent with the Company Recommendation.
     (b) As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement on Schedule 14A relating to the adoption of this Agreement and the Charter Amendment by the Company’s stockholders (as amended or supplemented, the “Proxy Statement”) and the Company and Family LLC shall prepare and file with the SEC a Schedule 13E-3 (as amended or supplemented, the “Schedule 13E-3”). The Parties shall cooperate with each other in connection with the preparation of the foregoing documents. The Company shall use its reasonable best efforts to ensure that the Proxy Statement and the Schedule 13E-3 do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, other than with respect to statements made based on information supplied in writing by Family LLC specifically for inclusion therein. Family LLC shall use its reasonable best efforts to ensure that none of the information it supplies in writing specifically for inclusion in the Proxy Statement or Schedule 13E-3 contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The Company shall use its reasonable best efforts to have the Proxy Statement, and the Company and Family LLC shall use their reasonable best efforts to have the Schedule 13E-3, cleared by the SEC as promptly as practicable.
     (c) The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Proxy Statement is cleared by the SEC. Family LLC shall retain a proxy solicitor in connection with the solicitation of the Company Stockholder Approval and Minority Approval.
     (d) The Company shall promptly notify Family LLC of the receipt of any oral or written comments from the SEC relating to the Proxy Statement or the Schedule 13E-3. The Company shall cooperate with Family LLC with respect to, and provide Family LLC with a reasonable opportunity to review and comment on, drafts of the Proxy Statement (including each amendment or supplement thereto), and the Parties shall cooperate with respect to, and provide each other with a reasonable opportunity to review and comment on, the draft Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by, and replies to comments of, the SEC, prior to filing such with or sending such to the SEC, and the Parties shall provide each other with copies of all such filings made and correspondence with the SEC.
     (e) If at any time prior to the Effective Time, any information should be discovered by any Party that should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3, as the case may be, would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the appropriate Party with the SEC and disseminated by the Company to the stockholders of the Company.
     Section 1.10 Further Assurances. After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of any Party, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of any Party, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE II
DISSENTING SHARES; PAYMENT FOR SHARES
     Section 2.01 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Class A Stock outstanding immediately prior to the Effective Time that are held by stockholders (i) who shall have neither voted for adoption of this Agreement and the Merger nor consented thereto in writing and (ii) who shall be entitled to and shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (“Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration at the Effective Time unless and until the holder of such shares of Class A Stock fails to perfect, withdraws or otherwise loses such holder’s right to appraisal. If a holder of Dissenting Shares shall withdraw (in accordance with Section 262 of the DGCL) the demand for such appraisal or shall become ineligible for such appraisal, then, at the Effective Time or the occurrence of such event, whichever last occurs, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted or deemed to have been converted, as the case may be, into the right to receive the Merger Consideration in the manner provided in Section 1.07. The Company shall give Family LLC (i) prompt notice of any written demands for appraisal, withdrawals (or attempted withdrawals) of demands for appraisal and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal. The Company shall not, except with the prior written consent of Family LLC, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
     Section 2.02 Payment Fund.
     (a) Payment Fund. As soon as practicable after the execution of this Agreement, Family LLC and the Company shall enter into an agreement (the “Paying Agent Agreement”), subject to the Special Committee’s approval (not to be unreasonably withheld, conditioned or delayed) with a bank or trust company selected by the Company and reasonably satisfactory to Family LLC to act as paying agent hereunder for the purpose of exchanging Certificates for the Merger Consideration (the “Paying Agent”). As promptly as reasonably practicable after the Effective Time, the Surviving Corporation shall deposit or cause to be deposited with the Paying Agent, in trust for the benefit of holders of shares of Class A Stock (other than Excluded Shares, Restricted Shares and any Dissenting Shares), an amount of cash representing the aggregate cash consideration payable pursuant to Section 1.07. Any cash deposited with the Paying Agent shall hereinafter be referred to as the “Payment Fund.”
     (b) Payment Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation will instruct the Paying Agent to mail to each holder of record of a Certificate or Certificates that immediately prior to the Effective Time evidenced outstanding shares of Class A Stock (other than Excluded Shares and Restricted Shares), (i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration pursuant to Section 1.07. Upon surrender of such a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with a letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions (collectively, the “Transmittal Documents”), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Class A Stock formerly represented by such Certificate, without any interest thereon, less any required withholding of taxes, and the Certificate so surrendered shall thereupon be canceled. In the event of a transfer of ownership of Class A Stock that is not registered in the transfer records of the Company, the Merger Consideration may be issued and paid in accordance with this Article II to the transferee of such shares if the Certificate evidencing such shares is presented to the Paying Agent and is properly endorsed or otherwise in proper form for transfer. In such event, the signature on the Certificate or any related stock power must be properly guaranteed and the Person requesting payment of the Merger Consideration must either pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate so surrendered or establish to the Surviving Corporation that such tax has been paid or is not applicable. The Merger Consideration will be delivered by the Paying Agent as promptly as practicable following surrender of such a Certificate and the related Transmittal Documents. Cash payments may be made by check unless otherwise required by a depositary institution in connection with the book-entry delivery of securities. No interest will be payable on any Merger Consideration. Until surrendered in accordance with this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive, upon such surrender, the Merger Consideration for each share of Class A Stock (other than Excluded Shares, Restricted Shares and any Dissenting Shares) formerly represented by such Certificate. The Payment Fund shall not be used for any purpose other than as set forth in this Article II. Any interest, dividends or other income earned on the investment of cash held in the Payment Fund shall be for the account of the Surviving Corporation. The Merger Consideration delivered upon surrender of the Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares represented by such Certificates.
     (c) Termination of Payment Fund. Any portion of the Payment Fund (including, without limitation, the proceeds of any investments thereof) that remains undistributed to the Public Stockholders for six months following the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation. Any Public

Stockholders who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration.
     (d) No Liability. None of the Company, the Surviving Corporation, Family LLC or the Paying Agent shall be liable to any Person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
     (e) Investment of the Payment Fund. The Paying Agent shall invest any cash included in the Payment Fund as directed by the Surviving Corporation on a daily basis and in accordance with the Paying Agent Agreement; provided that any gain or loss thereon shall not affect the amounts payable to the stockholders of the Company pursuant to Article I or this Article II. Any interest and other income resulting from such investments shall promptly be paid to the Surviving Corporation. If for any reason (including as a result of losses) the cash in the Payment Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, the Surviving Corporation shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.
     (f) Withholding Rights. Each of the Surviving Corporation, Family LLC and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Class A Stock, Options or Restricted Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Class A Stock, Options or Restricted Shares in respect of which such deduction and withholding was made.
     (g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, the holder of such lost, stolen or destroyed Certificate shall execute an affidavit of that fact upon request. The holder of any such lost, stolen or destroyed Certificate shall also deliver a reasonable indemnity against any claim that may be made against Family LLC, the Surviving Corporation or the Paying Agent with respect to such Certificate alleged to have been lost, stolen or destroyed. The affidavit and any indemnity which may be required hereunder shall be delivered to the Paying Agent (or, after the six-month anniversary of the Effective Time, the Surviving Corporation), which shall be responsible for making payment for such lost, stolen or destroyed Certificates pursuant to the terms hereof.
     Section 2.03 Stock Transfer Books. From and after the Effective Time, the holders of Certificates representing shares of Company Stock shall cease to have any rights with respect to such shares, except as provided in this Agreement or by applicable Law. Any Certificate presented to the Paying Agent or the Surviving Corporation for any

reason at or after the Effective Time shall be canceled and, in the case of any Certificates representing Class A Stock (other than Class A Stock held by Family LLC, the Company or any wholly-owned Subsidiary of the Company (or held in the Company’s treasury) and Restricted Shares), exchanged for the Merger Consideration pursuant to the terms of this Article II.
     Section 2.04 Section 16 Matters. Prior to the Effective Time, the Company and Family LLC shall take such steps, to the extent required and permitted, to cause the transactions contemplated by this Agreement, including any dispositions of equity securities (including derivative securities) of the Company by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
     Section 2.05 Adjustments to Prevent Dilution. In the event that prior to the Effective Time, solely as a result of a reclassification, combination, stock split (including, without limitation, a reverse stock split), stock dividend or stock distribution which in any such event is made on a pro rata basis to all holders of Company Stock, there is a change in the number of shares of Company Stock outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable or exercisable for shares of Company Stock, then the Merger Consideration shall be equitably adjusted to eliminate the effects of such event.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except (x) in the case of all representations and warranties contained in any provision of this Article III other than Sections 3.02 and 3.04, as set forth in reasonable detail any SEC Reports filed prior to the date hereof or (y) as disclosed to Family LLC and CVC MergerCo in a letter (the “Company Disclosure Letter”) delivered to them by the Company prior to the execution of this Agreement (with specific reference to the representations and warranties in this Article III to which the information in such letter relates, except to the extent it is reasonably apparent from the face of such disclosure that such disclosure is applicable to any other representation or warranty), the Company hereby represents and warrants to Family LLC and CVC MergerCo as follows:
     Section 3.01 Corporate Organization. The Company and each of its Subsidiaries is a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any failure to be so qualified or licensed or in good standing that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.
     Section 3.02 Capitalization.
     (a) As of the date prior to the date of this Agreement, the authorized capital stock of the Company consists of 800,000,000 shares of Class A Stock, 320,000,000 shares of Class B Stock, 50,000,000 shares of a class designated as preferred stock (the “Company Preferred Stock”), 600,000 shares of Cablevision-Rainbow Media Group Class A common stock and 160,000 shares of Cablevision-Rainbow Media Group Class B common stock. As of the date of this Agreement, (i) 229,905,864 shares of Class A Stock were issued and outstanding, (ii) 23,977,133 shares of Class A Stock were held in treasury by the Company, (iii) 63,327,303 shares of Class B Stock were issued and outstanding, and (iv) no shares of Class B Stock were held in treasury by the Company. As of the date of this Agreement, no shares of Company Preferred Stock were issued and outstanding. All issued and outstanding equity securities of the Company and each of its Subsidiaries are duly authorized, validly issued, fully paid and nonassessable.
     (b) Section 3.02(b) of the Company Disclosure Letter contains a schedule, as of the date of this Agreement, setting forth (as applicable) the number of, exercise or reference price, vesting date (or dates) and expiration date (or delivery date) of each outstanding employee equity award in respect of Company Stock.
     (c) Except as set forth in Section 3.02(c) of the Company Disclosure Letter, there are no preemptive or similar rights on the part of any holder of any class of securities of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any of its Subsidiaries on any matter submitted to stockholders or a separate class of holders of capital stock. Except as set forth in Section 3.02(b) or (c) of the Disclosure Letter, as of the date of this Agreement, there are no options, warrants, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind relating to issued or unissued capital stock or other securities of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any shares of the capital stock of, or other equity interests in, the Company or any of its Subsidiaries, any additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any of its Subsidiaries, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company or any of its Subsidiaries.
     (d) Except for this Agreement, the Voting Agreement and agreements to which the Family Stockholders are party, there are no voting trusts or other agreements or understandings to which the Company is a party or is bound, or of which it has approved (for purposes of Section 203 of the DGCL or otherwise) with respect to the voting of capital stock of the Company.
     Section 3.03 Authority Relative to this Agreement and the Ancillary Agreements.
     (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which it is a party or the consummation by the Company of the transactions contemplated hereby and thereby or the adoption (other than the Company Stockholder Approval and the filing of the Charter Amendment and the Certificate of Merger in accordance with the DGCL). This Agreement and each Ancillary Agreement to which the Company is a party has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each other party hereto and thereto, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.
     (b) The Special Committee, at a meeting duly called and held, has by unanimous vote of all its members approved and declared this Agreement and the Ancillary Agreements to which the Company is a party and the transactions contemplated hereby and thereby, including the Merger and the Charter Amendment, advisable and has determined that such transactions are fair to, and in the best interests of, the Public Stockholders. The Board of Directors, based on the unanimous recommendation of the Special Committee, has (i) determined that the transactions contemplated by this Agreement and the Ancillary Agreements to which the Company is a party are fair to, and in the best interests of, the Public Stockholders, (ii) approved and adopted this

Agreement and the Ancillary Agreements to which the Company is a party and the transactions contemplated hereby and thereby, including the Merger and the Charter Amendment, and declared their advisability, (iii) recommended adoption by the stockholders of the Company, subject to the terms and conditions set forth herein, of this Agreement and the Charter Amendment, and (iv) approved, for purposes of Section 203 of the DGCL, this Agreement and the Ancillary Agreements to which the Company is a party and the transactions contemplated hereby and thereby, including, without limitation, the formation of Family LLC and CVC MergerCo.
     Section 3.04 No Conflict; Required Filings and Consents.
     (a) Except as set forth in Section 3.04(a) of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, will not, (i) assuming the effectiveness of the Charter Amendment, conflict with or violate the Constituent Documents of the Company or any of its Subsidiaries, (ii) assuming the receipt of the approvals referred to in clauses (i), (ii) and (iii) of Section 3.04(b), conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) or require a Consent under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration, payment or cancellation of, or result in the creation of a lien or other encumbrance on any property or under any contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their properties or assets is bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect or prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the Ancillary Agreements to which it is a party or the consummation of any of the transactions contemplated hereby or thereby.
     (b) The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby will not require any material Consent of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a “Governmental Entity”), except for (i) the applicable requirements of the Exchange Act and the HSR Act, (ii) the filing of appropriate merger and other documents as required by the DGCL in connection with the Merger, the Charter Amendment and the other transactions contemplated by this Agreement and the Ancillary Agreements, (iii) the approvals from other regulatory agencies set forth in Section 3.04(b) of the Company Disclosure Letter (the “Governmental Approvals”), (iv) such Consents for which the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the Ancillary Agreements to which it is a party or the consummation of any of the transactions contemplated hereby or thereby or (v) such other items as may be required solely by reason of the business or identity of Family LLC and its Affiliates.
     Section 3.05 SEC Filings and Financial Statements. The Company has heretofore filed all forms, reports, statements, schedules and other materials with the SEC required to be filed pursuant to the Exchange Act or other federal securities laws since January 1, 2005 (the “SEC Reports”). As of their respective dates, or, if applicable, the dates such SEC Reports were amended prior to the date hereof, the SEC Reports (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein) complied in all material respects with all applicable requirements of the Exchange Act and other federal securities laws as of the applicable date and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (including the related notes thereto), as such report was amended on September 21, 2006, the Company’s Quarterly Reports on Forms 10-Q for the periods ended March 31, 2006, as such report was amended on September 21, 2006, and June 30, 2006 and September 30, 2006 (including, in each case, the related notes thereto), and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of the date filed, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal year-end adjustments) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and its Subsidiaries as at the dates thereof or for the periods presented therein.
     Section 3.06 Taxes.
     (a) The Company and each of its Subsidiaries has (i) duly and timely filed with the appropriate Taxing Authorities all material Tax Returns required to be filed by it in respect of any Taxes, (ii) duly and timely paid in full all material Taxes that are due and payable by it except to the extent such Taxes are being disputed in good faith and for which adequate reserves have been established in accordance with GAAP applied on a consistent basis and (iii) established reserves in accordance with GAAP that are adequate for the payment of all material Taxes not yet due and payable with respect to the results of operations of the Company and each of its Subsidiaries through the date of this Agreement.
     (b) There is no deficiency, claim, audit, suit, proceeding, request for information or investigation now pending, outstanding or threatened against or with respect to the Company or any of its Subsidiaries in respect of any material Taxes, in each case, the resolution of which would reasonably be expected to result in a material liability or obligation to the Company or the applicable Subsidiary of the Company.
     Section 3.07 Restricted Payment Capacity.
     (a) The Company has provided to Family LLC all material information as of the date hereof regarding the CVC Restricted Payment Capacity, under the provisions of each CVC Indenture (as defined below), including the “Limitation on Restricted Payments” covenant and related definitions contained therein. The CVC Indentures comprise all the indentures and other agreements governing outstanding publicly or privately placed debt securities of the Company, other than any credit agreements to be terminated in connection with the transactions contemplated by the Commitment Letter. As used herein, the term “CVC Indentures” means (i) the Indenture, dated as of April 6, 2004, among the Company and The Bank of New York (“BONY”), as Trustee, with respect to the Company’s Floating Rate Senior Notes and Floating Rate Series B Senior Notes due 2009, and (ii) the Indenture, dated as of April 6, 2004, among the Company and BONY, as Trustee, with respect to the Company’s 8% Senior Notes and 8% Series B Senior Notes due 2012.
     (b) The Company has provided to Family LLC all material information as of the date hereof regarding the CSC Restricted Payment Capacity, under the provisions of each CSC Indenture (as defined below), including the “Limitation on Restricted Payments” covenant and related definitions contained therein. The CSC Indentures comprise all the indentures and other agreements governing outstanding publicly or privately placed debt securities of CSC, other than any credit agreements to be terminated in connection with the transactions contemplated by the Commitment Letter. As used herein, the term “CSC Indentures” means (i) the Indenture, dated as of April 6, 2004, among CSC and BONY, as Trustee, (ii) the Indenture, dated as of March 22, 2001, among CSC and BONY, as Trustee, (iii) the Indenture, dated as of July 1, 1999, among CSC and BONY, as Trustee, (iv) the Indenture, dated as of July 1, 1998, among CSC and BONY, as Trustee, for senior debt securities, (v) the Indenture, dated as of December 1, 1997, among CSC (f/k/a Cablevision Systems Corporation) and BONY, as Trustee, (vi) the Indenture, dated as of August 15, 1997, among CSC (f/k/a Cablevision Systems Corporation) and BONY, as Trustee, and (vii) the Indenture, dated as of November 1, 1995, among CSC (f/k/a Cablevision Systems Corporation) and BONY, as Trustee.

     (c) The Company has provided to Family LLC all material information as of the date hereof regarding the RNS Restricted Payment Capacity, under the provisions of each RNS Indenture (as defined below), including the “Limitation on Restricted Payments” covenant and related definitions contained therein. The RNS Indentures comprise all the indentures and other agreements governing outstanding publicly or privately placed debt securities of RNS, other than any credit agreements to be terminated in connection with the transactions contemplated by the Commitment Letter. As used herein, the term “RNS Indentures” means (i) the Indenture, dated as of August 20, 2004, among RNS, RNS Co-Issuer Corp., the Initial Guarantors (as defined therein) and BONY, as Trustee, for 8 3/4% Senior Notes due 2012, and (ii) the Indenture, dated as of August 20, 2004, among RNS, RNS Co-Issuer Corp., the Initial Guarantors (as defined therein) and BONY, as Trustee, for 10 3/8% Senior Notes due 2012.
     (d) Each of the CVC Restricted Payment Capacity, the CSC Restricted Payment Capacity and the RNS Restricted Payment Capacity will be sufficient at Closing to permit the initial distributions contemplated by the Commitment Letter, as applicable, and the payment by CVC of the Merger Consideration to the Public Stockholders.
     Section 3.08 Employee Benefit Plans and Related Matters; ERISA.
     (a) Section 3.08(a) of the Company Disclosure Letter contains a true and complete list of all of the material compensation and benefit plans, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, deferred compensation, stock-based incentive bonus or other equity-based arrangement and any employment, termination, retention bonus, severance plan, policy, arrangement or contract maintained or contributed to by the Company or its Subsidiaries, or with respect to which any of them could incur any material liability, for the benefit of any employee or former employees of the Company or its Subsidiaries.
     (b) Except as provided in Section 3.08(b) of the Company Disclosure Letter, the entering into, or the consummation of the transactions contemplated by, this Agreement will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director, stockholder or contract worker of the Company or of any of its Subsidiaries.
     Section 3.09 Franchise Renewal Rights. Except as set forth in Section 3.09 of the Company Disclosure Letter, the Company is not operating under any temporary operating authority with respect to any franchise granted under any Franchise Agreement to which the Company is a party as of the date hereof. Neither the Company nor any of its Subsidiaries has received notice from any Person that any Franchise Agreement to which the Company or any of its Subsidiaries is a party as of the date hereof will not be renewed or that the applicable Governmental Entity has challenged or raised any objection to or otherwise questioned the Company’s request for renewal under Section 626 of the Cable

Act, and the Company and its Subsidiaries have duly and timely complied with any and all inquiries and demands by any and all Governmental Entities made with respect to such requests for renewal.
     Section 3.10 Absence of Undisclosed Liabilities. The Company and its Subsidiaries do not have any liabilities or obligations, known or unknown, contingent or otherwise, except (i) liabilities and obligations in the respective amounts reflected on or reserved against in the Company Financial Statements (including the notes thereto) and (ii) liabilities and obligations incurred in the ordinary course of business, consistent with past practice, since December 31, 2006, that would not be prohibited by this Agreement and that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.
     Section 3.11 Stockholder Approval. The only vote of stockholders of the Company required under the DGCL, the Company’s Constituent Documents and the rules and regulations of the NYSE in order for the Company to validly perform its obligations under this Agreement is the affirmative vote of (i) with respect to the Merger, a majority of the aggregate voting power of the issued and outstanding shares of Company Stock (the “Merger Approval”) and (ii) with respect to the Charter Amendment, the holders, voting separately as a class, of (A) a majority of the outstanding shares of Class A Stock and (B) a majority of the outstanding shares of Class B Stock, in each case, entitled to be voted at the Company Stockholders Meeting (the “Charter Approval” and, together with the Merger Approval, the “Company Stockholder Approval”). This Agreement also requires, as a condition to the Closing, that Public Stockholders holding more than 50% of the outstanding shares of Class A Stock held by Public Stockholders other than executive officers and directors of the Company and its Subsidiaries shall have voted in favor of the Merger and the Charter Amendment (the “Minority Approval”).
     Section 3.12 Opinion of Financial Advisors. The Special Committee has received the written opinions of Morgan Stanley & Co. Incorporated and Lehman Brothers Inc., dated the date hereof, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the Public Stockholders, true, complete and signed copies of which have been delivered to Family LLC for informational purposes only. Each of the opinions described in this Section 3.12 includes a consent to the inclusion in its entirety of such opinion in any documents required to be filed with the SEC in connection with the transactions contemplated by this Agreement, which consent has not been withdrawn.
     Section 3.13 Brokers. No broker, finder or investment banker (other than Morgan Stanley & Co. Incorporated and Lehman Brothers Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Family LLC a complete and correct copy of all agreements between the Company and Morgan Stanley & Co. Incorporated and Lehman Brothers Inc. pursuant to which such firms would be entitled to any payment relating to any of the transactions contemplated hereby.
     Section 3.14 No Other Representations or Warranties. The Company agrees that except for the representations and warranties contained in this Agreement and the Ancillary Agreements, none of Family LLC, CVC MergerCo or any other Person on their behalf makes any other express or implied representation or warranty with respect to Family LLC, CVC MergerCo or any other information provided to the Company by or on behalf of Family LLC or CVC MergerCo.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF FAMILY LLC
     Family LLC hereby represents and warrants to the Company as follows:
     Section 4.01 Organization. Family LLC and CVC MergerCo are duly organized, validly existing and in good standing under the Laws of the State of Delaware.
     Section 4.02 Authority Relative to this Agreement and the Ancillary Agreements. Each of Family LLC and CVC MergerCo has all necessary limited liability company or corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Family LLC and CVC MergerCo of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby by Family LLC and CVC MergerCo have been duly and validly authorized by, in the case of Family LLC, its members, and, in the case of CVC MergerCo, its board of directors and sole stockholder, and no other limited liability company or corporate proceedings on the part of Family LLC or CVC MergerCo are necessary to authorize the execution, delivery and performance by each of Family LLC and CVC MergerCo of this Agreement and the Ancillary Agreements to which it is a party or the consummation by Family LLC and CVC MergerCo of the transactions contemplated hereby and thereby (other than, with respect to the Merger, the filing of the Certificate of Merger). Each of Family LLC and CVC MergerCo has duly and validly executed and delivered this Agreement and the Ancillary Agreements to which it is a party and, assuming the due authorization, execution and delivery by the other parties thereto, such agreements constitute valid and binding obligations of each of Family LLC and CVC MergerCo, enforceable against each of them in accordance with their respective terms.

     Section 4.03 No Conflict; Required Filings and Consents.
     (a) The execution, delivery and performance by each of Family LLC and CVC MergerCo of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby by Family LLC and CVC MergerCo will not (i) conflict with or violate the Constituent Documents of Family LLC or CVC MergerCo, (ii) conflict with or violate any Law applicable to Family LLC or CVC MergerCo or by which any of their properties or assets are bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice, lapse of time or both, would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration, payment or cancellation of, or result in the creation of a lien or other encumbrance on any property or contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Family LLC or CVC MergerCo is a party or by which Family LLC, CVC MergerCo or any of their properties or assets is bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, or would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance by each Family LLC or CVC MergerCo of any of its obligations under this Agreement or the Ancillary Agreements to which it is a party or the consummation of any of the transactions contemplated hereby or thereby (a “Family Material Adverse Effect”).
     (b) The execution, delivery and performance by each of Family LLC and CVC MergerCo of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby by Family LLC and CVC MergerCo will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity by Family LLC or CVC MergerCo, except (i) for (A) compliance with the HSR Act, (B) the requirements of the Exchange Act, (C) the filing of appropriate merger and other documents as required by the DGCL in connection with the transactions contemplated hereby, and (D) the Governmental Approvals and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have or reasonably be expected to have a Family Material Adverse Effect.
     Section 4.04 Financing. Family LLC has delivered to the Company a true and complete copy of the executed commitment letter between CVC MergerCo, on the one hand, and Merrill Lynch Capital Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear Stearns Corporate Lending Inc., Bear, Stearns & Co. Inc., Bank of America, N.A., Banc of America Securities LLC and Banc of America Bridge LLC, on the other hand (together, the “Lenders”), dated as of the date hereof, providing for financing necessary for the Parties to consummate the transactions contemplated by this Agreement (the “Commitment Letter”). As of the date hereof, the Commitment Letter is in full force and effect (assuming the due authorization, execution and delivery thereof by the Lenders) and has not been replaced, amended or modified and the commitments contained therein have not been withdrawn or rescinded in any respect. There are no conditions precedent related to the funding of the full amount of the financing contemplated by the Commitment Letter other than as set forth in or contemplated by the Commitment Letter. Assuming (i) the Company has at the Closing the amount of cash on hand contemplated by the Commitment Letter and (ii) the receipt of the full amount of funding contemplated by the Commitment Letter in accordance with its terms, the Surviving Corporation will have sufficient funds available to it at the Closing to pay the aggregate Merger Consideration and any other repayment or refinancing of debt contemplated by the Commitment Letter and to pay all fees and expenses to be paid by the Surviving Corporation or any of its Affiliates at Closing.
     Section 4.05 Exchange Agreement; Guarantee. Family LLC has delivered to the Company true and complete copies of the executed Exchange Agreement and the executed Guarantee. None of the Exchange Agreement and the Guarantee has been replaced, amended or modified. As of the date hereof, the Exchange Agreement and the Guarantee are in full force and effect.
     Section 4.06 No Material Transactions. Between October 8, 2006 and the date hereof, none of Family LLC, CVC MergerCo or any of their Affiliates (other than the Company and any of its Subsidiaries) has engaged in material negotiations, agreed in principle or executed any agreement pursuant to which at least 20.1% of the consolidated assets of the Surviving Corporation would be, directly or indirectly, offered, sold, leased, exchanged or otherwise disposed of, including by way of merger, sale of equity securities or otherwise. As of the date hereof, none of Family LLC, CVC MergerCo or any of their Affiliates (other than the Company and any of its Subsidiaries) has any current plan to, directly or indirectly, offer, sell, lease, exchange or otherwise dispose of at least 20.1% of the consolidated assets of the Surviving Corporation.
     Section 4.07 Subsidiaries. CVC MergerCo is a direct wholly-owned Subsidiary of Family LLC. Family LLC and CVC MergerCo were formed specifically for the transactions contemplated by this Agreement and have conducted no operations and incurred no obligation other than in connection with the transactions contemplated by this Agreement and related to the Financing.
     Section 4.08 Brokers. No broker, finder or investment banker, other than Merrill Lynch & Co. and Bear, Stearns & Co. Inc., is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of Family LLC, CVC MergerCo or their Affiliates (other than the Company and any of its Subsidiaries).

     Section 4.09 No Other Representations or Warranties. Family LLC and CVC MergerCo agree that except for the representations and warranties contained in this Agreement and the Ancillary Agreements, neither the Company nor any other Person on its behalf makes any other express or implied representation or warranty with respect to the Company or any information provided to Family LLC and/or CVC MergerCo by or on behalf of the Company.
ARTICLE V
COVENANTS AND OTHER AGREEMENTS
     Section 5.01 Conduct of Business of the Company. From the date of this Agreement until the Effective Time, unless Family LLC shall otherwise consent in writing or except as set forth in Section 5.01 of the Company Disclosure Letter or as otherwise expressly provided for in this Agreement, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and shall use its reasonable best efforts to preserve intact its business organization and goodwill and relationships with customers, suppliers and others having business dealings with it and to keep available the services of its current officers and key employees on terms and conditions substantially comparable to those currently in effect and maintain its current rights and franchises, in each case, consistent with past practice. In addition to and without limiting the generality of the foregoing, except as expressly set forth in Section 5.01 of the Company Disclosure Letter as otherwise expressly provided for or otherwise expressly required or contemplated by this Agreement, from the date hereof until the Effective Time, without the prior written consent of Family LLC, not to be unreasonably withheld or delayed, the Company shall not, and shall not permit any of its Subsidiaries to:
     (a) adopt or propose any change in its certificate of incorporation or by-laws or other comparable organizational documents other than the Charter Amendment;
     (b) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock (other than, subject to Section 5.01(l), dividends or distributions declared, set aside, made or paid by any Subsidiary wholly-owned by the Company or another Subsidiary to the Company or such other Subsidiary), (ii) split, combine or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries, or any other equity interests or any rights, warrants or options to acquire any such shares or interests other than pursuant to the Stock Plans;

     (c) other than in the ordinary course of business consistent with past practice, issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including, without limitation, any options, warrants or any similar security exercisable for or convertible into such capital stock or similar security) other than (i) pursuant to the exercise of existing options in accordance with their present terms, (ii) options authorized by the Compensation Committee or the Board of Directors as of the date hereof for grant to employees or (iii) options and RSUs issued to members of the Board of Directors pursuant to the Director Stock Plans.
     (d) merge or consolidate with any other Person or, other than in the ordinary course of business consistent with past practice and in accordance with the 2007 Budget, acquire an amount of assets or equity of any other Person in excess of $25,000,000;
     (e) sell, lease, license, subject to a Lien, other than a Permitted Lien or otherwise surrender, relinquish or dispose of any assets, property or rights (including, without limitation, capital stock of a Subsidiary of the Company) except (i) pursuant to existing written contracts or commitments, (ii) sales of network capacity in the ordinary course, consistent with past practice, (iii) sales of assets listed in Section 5.01(e) of the Company Disclosure Letter or (iv) in an amount not in excess of $25,000,000 individually or in the aggregate;
     (f) (i) make any loans, advances or capital contributions to, or investments (other than investments in the ordinary course of business consistent with past practice in wholly-owned Subsidiaries of the Company existing on the date hereof) in, any Person other than (x) pursuant to any contract or other legal obligation existing at the date of this Agreement, or (y) advances to employees in the ordinary course of business consistent with past practice, not to exceed $10,000 in each individual case, (ii) create, incur, guarantee or assume any Indebtedness, issuances of debt securities, guarantees, loans or advances, other than any of the foregoing in existence as of the date of this Agreement (including borrowings in the ordinary course of business consistent with past practices, under credit facilities of the Company or any of its Subsidiaries in existence as of the date of this Agreement), or (iii) make or commit to make any capital expenditure other than in an aggregate amount not to exceed the amount set forth in the Company’s first quarter 2007 budget forecast by more than 10%;
     (g) materially amend or otherwise materially modify benefits under any Company Benefit Plan, accelerate the payment or vesting of benefits or amounts payable or to become payable under any Company Benefit Plan as currently in effect on the date hereof, fail to make any required contribution to any Company Benefit Plan, merge or transfer any Company Benefit Plan or the assets or liabilities of any Company Benefit Plan, change the sponsor of any Company Benefit Plan, or terminate or establish any Company Benefit Plan, in each case except as required by applicable Law or an existing agreement or plan identified in Section 3.08(a) of the Company Disclosure Letter;

     (h) grant any increase in the compensation or benefits of directors, officers, employees, consultants, representatives or agents of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice, and in the aggregate not to exceed the amounts used in determining the 2007 Budget by more than 5%;
     (i) other than in the ordinary course of business consistent with past practice, enter into or amend or modify any change of control, severance, consulting, retention or employment agreement with any Senior Officer, or any change of control, severance, consulting, retention or employment plan, program or arrangement;
     (j) other than in the ordinary course of business consistent with past practice, settle or compromise any action, suit, claim, litigation, proceeding, arbitration, investigation, audit or controversy material to the Business of the Company and its Subsidiaries, taken as a whole (each, a “Proceeding”) or enter into any consent, decree, injunction or similar restraint or form of equitable relief in settlement of any material Proceeding other than such settlements and compromises that relate to Taxes (which are the subject of Section 5.01(j)) or that, individually or in the aggregate, are not material to the Business or the Company and its Subsidiaries, taken as a whole;
     (k) other than in the ordinary course of business consistent with past practice, (i) make or rescind any express or deemed material election relating to Taxes or consent to any extension of the limitations period applicable to any material Tax claim or assessment, (ii) settle or compromise any material Proceeding relating to Taxes or surrender any right to obtain a material Tax refund or credit, offset or other reduction in Tax liability or (iii) change any material method of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the taxable year ending December 31, 2005;
     (l) enter into any extraordinary transaction that would result in a material reduction of the CVC Restricted Payment Capacity, the CSC Restricted Payment Capacity or the RNS Restricted Payment Capacity;
     (m) enter into or renew or extend any agreements or arrangements that limit materially or otherwise materially restrict the Company or any of its Affiliates or any successor thereto, or that could, after the Effective Time, limit or restrict the Surviving Corporation or any of its Affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area;
     (n) materially change any method of accounting or accounting principles or practices by the Company or any of its Subsidiaries, except for any such change required by a change in GAAP or a change in applicable Law;

     (o) other than in the ordinary course of business consistent with past practice, terminate, cancel, amend or modify any material insurance policies maintained by it covering the Company or any of its Subsidiaries or their respective properties which is not replaced by a comparable amount of insurance coverage;
     (p) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;
     (q) take any actions or omit to take any actions that would or would be reasonably expected to (i) result in any of the conditions to the consummation of the transactions contemplated by this Agreement set forth in Article VI not being satisfied or (ii) materially impair the ability of the Parties to consummate the transactions contemplated hereby in accordance with the terms hereof or materially delay such consummation; or
     (r) agree or commit to do any of the foregoing.
     Notwithstanding anything to the contrary herein, any action taken by either of Charles F. Dolan or James L. Dolan (or at either of such individual’s express direction) will not be deemed actions of the Company for purposes of this Section 5.01.
     Section 5.02 Notification of Certain Matters.
     (a) The Company shall give prompt notice to Family LLC, and Family LLC shall give prompt notice to the Company, of the occurrence, or failure to occur, of any event which occurrence or failure to occur would be likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (b) any material failure of the Company, on the one hand, or CVC MergerCo or Family LLC, on the other hand, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties or agreements of the Parties or the conditions to the performance by the Parties hereunder.
     (b) From the date hereof through the Closing, Family LLC shall notify the Company if it or any of its Affiliates (other than the Company) engages in material negotiations, agrees in principle or executes any agreement pursuant to which at least 20.1% of the consolidated assets of the Surviving Corporation would be, directly or indirectly, offered, sold, leased, exchanged or otherwise disposed of, including by way of merger, sale of equity securities or otherwise.

     Section 5.03 Indemnification; Directors’ and Officers’ Insurance.
     (a) Family LLC and the Company agree that all rights to indemnification, advancement of expenses and exculpation now existing in favor of each individual who, as of the Effective Time, is a present or former director or officer of the Company or any of its Subsidiaries (each, an “Indemnified Person”) as provided in the Constituent Documents of the Company or any of such Subsidiaries, in effect as of the date hereof, shall, with respect to matters occurring prior to the Effective Time, survive the Merger and continue in full force and effect after the Effective Time. Until the sixth anniversary of the Effective Time, the Constituent Documents of the Surviving Corporation and the Constituent Documents of its Subsidiaries shall, with respect to matters occurring prior to the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the Indemnified Persons than are set forth in the Company’s Constituent Documents or in the Constituent Documents of the Surviving Corporation’s Subsidiaries in effect as of the date of execution of this Agreement, and such provisions shall not be amended, repealed or otherwise modified prior to the sixth anniversary of the Effective Time in any manner that would adversely affect the rights thereunder, as of the Effective Time, of any Indemnified Person, with respect to matters occurring prior to the Effective Time. Family LLC and the Company further agree that all rights to indemnification or advancement of expenses now existing in favor of Indemnified Persons in any indemnification agreement between such person and the Company or any of its Subsidiaries, as the case may be, or under Law shall survive the Merger and continue in full force and effect in accordance with the terms of such agreement or Law.
     (b) The Surviving Corporation shall obtain and maintain directors and officers liability insurance policies for the Indemnified Persons with respect to matters occurring prior to the Effective Time for a period of six years from the Effective Time on terms with respect to coverage and amount no less favorable than those of the applicable policies in effect on the date hereof; provided, however, that (i) in no event shall the Surviving Corporation be obligated to expend in order to obtain or maintain insurance coverage pursuant to this Section 5.03(b) any amount per annum in excess of 200% of the aggregate premiums currently paid or payable by the Company in 2007 (on an annualized basis) for such purpose (the “Cap”), and (ii) if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Surviving Company shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.
     (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the

Surviving Corporation (or their respective successors or assigns) assume the obligations of the Surviving Corporation (or their respective successors or assigns) as contemplated by this Section 5.03. The Surviving Corporation shall pay all reasonable expenses, including, without limitation, reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 5.03. The provisions of this Section 5.03 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Persons. Notwithstanding anything to the contrary, it is agreed that the rights of an Indemnified Person under this Section 5.03 shall be in addition to, and not a limitation of, any other rights such Indemnified Person may have under the Company’s Constituent Documents, any other indemnification arrangements, the DGCL or otherwise, and nothing in this Section 5.03 shall have the effect of, or be construed as having the effect of, reducing the benefits to the Indemnified Persons under the Company’s Constituent Documents, any other indemnification arrangements, the DGCL or otherwise with respect to matters occurring prior to the Effective Time.
     Section 5.04 Access and Information. The Company shall afford to Family LLC and its representatives such access during normal business hours throughout the period prior to the Effective Time to the Company’s books, records (including, without limitation, tax returns and work papers of the Company’s independent auditors), facilities, personnel, management reports and to such other information as Family LLC shall reasonably request, including, without limitation, all material information regarding the amount and calculation of each of the CVC Restricted Payment Capacity, the CSC Restricted Payment Capacity and the RNS Restricted Payment Capacity, and all related worksheets and other materials with respect to such matters. All information obtained by Family LLC pursuant to this Section 5.04 shall continue to be governed by the Confidentiality Agreement.
     Section 5.05 Publicity. Family LLC and the Special Committee have agreed upon the text of a press release to be issued with respect to this Agreement and the transactions contemplated hereby. None of the Parties shall issue or cause the publication of any other press release or other public announcement with respect to this Agreement, the Merger or the other transactions contemplated hereby without the prior written consent of the other Parties, except as may be required by Law or any listing agreement with a national securities exchange to which the Company is a party (provided that, in any such event, the Company shall provide Family LLC a reasonable opportunity to review and comment on such public announcement).
     Section 5.06 Reasonable Best Efforts; Financing.
     (a) Subject to the terms and conditions hereof, each of the Parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with each other in connection with the foregoing, including, without limitation, using its reasonable best efforts to (i) obtain all necessary Consents from other parties to material agreements, leases and other contracts, including those set forth in Section 3.04 of the Company Disclosure Schedule, provided that the Company shall not be required to make any payments or provide any economic benefits to third parties prior to the Effective Time in order to obtain any waivers, consents or approvals from any third parties hereunder, (ii) obtain all necessary Consents from Governmental Entities as are required to be obtained under any applicable Law, (iii) lift or rescind any Order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby, (iv) effect any necessary registrations and filings and submissions of information requested by Governmental Entities, including, without limitation, those contemplated by or required in connection with the performance of the obligations contained in Section 1.09, (v) complete the transactions contemplated by the Commitment Letter, including, without limitation, (w) providing all information reasonably requested by the Lenders in connection with the arrangement of such financing, (x) participating in due diligence sessions, management presentations, road show presentations, drafting sessions, syndication meetings and meetings with ratings agencies, (y) preparing such audited and unaudited financial statements (including those required by the SEC), offering, private placement and syndication memoranda, prospectuses and similar documents, and providing such financial and other information, necessary for the consummation of such financing within the time periods required by the Commitment Letter and (z) assisting in the preparation of, and executing and delivering in a timely manner, underwriting, purchase, placement, credit, indemnification, registration rights and other definitive financing agreements and other certificates and documents, including, without limitation, solvency certificates, comfort letters, officers’ certificates demonstrating compliance with restrictive covenants in the CVC Indentures, the CSC Indentures and the RNS Indentures, consents, pledge and security documents and perfection certificates, as may be reasonably requested in connection with the foregoing (the information and cooperation described in this clause (v), the “Required Information and Cooperation”), and (vi) fulfill all other conditions to this Agreement.
     (b) Family LLC shall use its reasonable best efforts to arrange the financing contemplated by the Commitment Letter and may, in its sole discretion, replace, amend, modify, supplement or restate the Commitment Letter so long as the effect of doing so would not reasonably be expected to materially adversely impact the ability of Family LLC to consummate the transactions contemplated hereby. At the request of Family LLC, the Company shall, and shall cause its Subsidiaries to, take, solely under the direction and control of Family LLC, all action necessary or desirable in connection with the transactions contemplated by the Commitment Letter or such other financing transactions on terms and conditions no less favorable than those in the Commitment Letter as Family LLC may agree to in its sole discretion (subject to the foregoing sentence) or as may be required by Section 5.06(e) (collectively, the “Financing Transactions”), including, without limitation, being, and causing its Subsidiaries to be, issuers, borrowers and co-obligors in the Financing Transactions. The Company shall not, and shall cause its Subsidiaries not to, close or agree to close on any of the Financing Transactions other than pursuant to instructions from Family LLC.
     (c) In the event that (i) any portion of the financing contemplated by the Commitment Letter that is structured as high yield financing has not been consummated, (ii) all closing conditions contained in Article VI shall have been satisfied or waived (other than Section 6.01(g) and any conditions that by their nature will not be satisfied until the Closing), and (iii) the Interim Loans (as defined in the Commitment Letter) are available on the terms and conditions described in the Commitment Letter, then Family LLC shall instruct the Company and its Subsidiaries to borrow under and use the proceeds of the Interim Loans in lieu of the proceeds that would have been obtained from such affected portion of the high yield financing no later than the last day of the Marketing Period or, if earlier, the Termination Date. For purposes of this Agreement, the “Marketing Period” shall mean a period of 30 days beginning after the date on which on all of the closing conditions contained in Article VI have been satisfied or waived (other than Section 6.01(g) and any conditions that by their nature will not be satisfied until the Closing) throughout which (x) Family LLC has all of the Required Information and Cooperation and (y) the conditions contained in Article VI continue to be satisfied or waived (other than Section 6.01(g) and any conditions that by their nature will not be satisfied until the Closing); provided that (A) the Marketing Period shall not be deemed to have commenced or occurred if, prior to the completion of the Marketing Period, any applicable auditor shall have withdrawn its audit opinion with respect to any financial statements contained in the Required Information and Cooperation or the SEC Reports, and (B) if the Marketing Period would end during the period from August 20, 2007 through September 3, 2007, or the period from December 17, 2007 through January 1, 2008, the Marketing Period shall commence no earlier than September 3, 2007 or January 2, 2008, respectively.
     (d) It is understood and agreed that Family LLC and the Company will both participate in the negotiation of the Financing Transactions (including but not limited to the negotiation of definitive financing documentation), with Family LLC having ultimate approval and control with respect to such matters, and that counsel for Family LLC will be primarily responsible for the negotiation of the terms of all definitive financing documentation; provided that, notwithstanding anything in this Section 5.06 to the contrary, the Company shall not be obligated to execute any definitive financing documentation if to do so, or to make borrowings thereunder, would be a violation of applicable law, and Family LLC and CVC MergerCo shall not be obligated to attempt to obtain financing if the execution of the related definitive documentation, or any borrowings thereunder, would be a violation of applicable law.
     (e) If any portion of the financing contemplated by the Commitment Letter becomes unavailable on the terms and conditions contemplated by the Commitment

Letter (including, without limitation, as a result of the insufficiency of the CVC Restricted Payment Capacity, the CSC Restricted Payment Capacity or the RNS Restricted Payment Capacity), Family LLC shall use its reasonable best efforts to arrange for alternative financing in an amount sufficient to replace such portion of the financing contemplated by the Commitment Letter and the Company shall provide all reasonable assistance to Family LLC in connection therewith; provided that Family LLC shall be under no obligation to arrange for such alternative financing if (i) the terms and conditions thereof are materially less favorable to Family LLC or the Company than the terms and conditions contemplated by the Commitment Letter or (ii) such portion of the financing contemplated by the Commitment Letter has become unavailable as a result of the failure of the Company or any of is Subsidiaries to comply in any material respect with its obligations under this Agreement. Family LLC shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing Transactions and, upon the Company’s request, provide copies of all documents related thereto to the Company.
     Section 5.07 No Solicitation.
     (a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or their respective Representatives to (and shall use its reasonable best efforts to cause such Persons not to), directly or indirectly (i) initiate, induce, solicit, facilitate or encourage any inquiry or the making, submission or announcement of any proposal that constitutes or would reasonably be expected to lead to a Takeover Proposal, (ii) enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to, or that would reasonably be expected to lead to, any Takeover Proposal, or (iii) continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information or data with respect to the Company in connection with or in response to, or otherwise cooperate with or take any other action to facilitate any proposal that (A) constitutes, or would reasonably be expected to lead to, any Takeover Proposal or (B) requires the Company to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement. Notwithstanding the foregoing, prior to the receipt of the Company Stockholder Approval and Minority Approval, the Company may, in response to a bona fide written Takeover Proposal that did not result from a breach of this Section 5.07(a), and subject to compliance with Section 5.07(c):
     (x) furnish information or data with respect to the Company or any of its Subsidiaries to the Person making such Takeover Proposal and its Representatives pursuant to and in accordance with a confidentiality agreement containing terms and conditions not materially less restrictive than those contained in the Confidentiality Agreement, provided that (I) such confidentiality agreement shall not contain any provisions that would prevent the Company from complying with its obligation to provide the required disclosure to Family LLC pursuant to Section 5.07(b), and (II) that all such information provided to such Person has previously been provided to Family LLC or is provided to Family LLC prior to or concurrently with the time it is provided to such Person; and
     (y) participate in discussions or negotiations with such Person or its Representatives regarding such Takeover Proposal;
provided, in each case, that the Special Committee determines in good faith, by resolution duly adopted after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that (i) the failure to furnish such information or participate in such discussions or negotiations would reasonably be expected to constitute a breach of its fiduciary duties to the Public Stockholders under applicable Law and (ii) such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal. The Company shall promptly inform its Representatives of the obligations undertaken in this Section 5.07. Without limiting the foregoing, any violation of the restrictions set forth in this Section 5.07 by any Representative of the Company or any of its Subsidiaries whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.07 by the Company; provided that notwithstanding anything to the contrary set forth in this Agreement, in no event shall any action taken by, or at the express direction of, Charles F. Dolan or James L. Dolan constitute a violation by the Company of this Section 5.07. Nothing contained in this Section 5.07 shall prohibit the Company from responding to any unsolicited proposal or inquiry solely by advising the Person making such proposal or inquiry of the terms of this Section 5.07.
     (b) As promptly as practicable after the receipt by the Company of any Takeover Proposal or any inquiry with respect to, or that would reasonably be expected to lead to, any Takeover Proposal, and in any case within 24 hours after the receipt thereof, the Company shall provide notice to Family LLC of (i) such Takeover Proposal or inquiry, (ii) the identity of the Person making any such Takeover Proposal or inquiry, and (iii) the material terms and conditions of any such Takeover Proposal or inquiry (including, without limitation, any amendments or modifications thereto). The Company shall keep Family LLC informed on a current basis of the status of any such Takeover Proposal, including, without limitation, any changes to the price or other material terms and conditions thereof, and promptly provide Family LLC with copies of all written or e-mail correspondence or other communications and other written materials, and summaries of all oral correspondence or other communications, sent or provided to or by the Company and its Representatives in connection with any Takeover Proposal that relate to the price or other material terms and conditions of such Takeover Proposal. Notwithstanding the foregoing, if any Takeover Proposal or inquiry is made, or any other information with respect to such Takeover Proposal or inquiry is provided, solely to Charles F. Dolan or James L. Dolan, the Company shall have no obligations to Family LLC under this Section 5.07(b) with respect to such Takeover Proposal, inquiry or other information until such time as any member of the Special Committee is made aware of such Takeover Proposal, inquiry or other information.
     (c) Neither the Board of Directors nor any committee thereof (including, without limitation, the Special Committee) shall, directly or indirectly, (i) effect a Change in the Company Recommendation or (ii) approve any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to, or that may reasonably be expected to lead to, any Takeover Proposal. Notwithstanding the foregoing, at any time prior to the Company Stockholder Approval or Minority Approval, the Special Committee may, subject to Section 5.7(d), in response to a Superior Proposal or an Intervening Event, effect a Change in the Company Recommendation, provided that the Special Committee determines in good faith, by resolution duly adopted after consultation with its outside legal counsel and financial advisors of nationally recognized reputation, that such action is required to comply with its fiduciary duties to the stockholders of the Company under applicable Law. Notwithstanding any Change in the Company Recommendation, this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders Meeting for the purpose of adopting this Agreement and approving the Merger (it being understood and agreed that the condition contained in Section 6.01(b), as well as all of the other provisions of Article VI, shall continue to be conditions to the Parties obligations to consummate the transactions contemplated hereby to the extent set forth in Article VI).
     (d) No Change in the Company Recommendation shall change the approval of the Board of Directors for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated by this Agreement. The Special Committee shall not effect a Change in the Company Recommendation pursuant to Section 5.07(c) unless the Company has (x) provided written notice to Family LLC (a “Notice of Superior Proposal or Intervening Event”) advising Family LLC that the Special Committee has received a Superior Proposal or an Intervening Event has occurred, which notice shall, in the case of a Superior Proposal, specify the material terms and conditions of such Superior Proposal and identify the Person making such Superior Proposal or, in the case of an Intervening Event, describe such event and its effect on the Company in reasonable detail, (y) negotiated during the four Business Day period following Family LLC’s receipt of the Notice of Superior Proposal or Intervening Event in good faith with Family LLC (to the extent Family LLC wishes to negotiate) to enable Family LLC to make a proposal that renders the Superior Proposal no longer a Superior Proposal or obviates the need for a Change in the Company Recommendation as a result of the Intervening Event, as the case may be, and (z) determined in good faith, after consultation with its financial advisors of nationally recognized reputation, that any such proposal from Family LLC is not as favorable to the Public Stockholders as such Superior Proposal and does not obviate the need for a Change in the Company Recommendation as a result of the Intervening Event, as the case may be.

     (e) Nothing contained in this Section 5.07 shall prohibit the Company from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act in respect of any Takeover Proposal or making any disclosure to the stockholders of the Company if the Special Committee determines in good faith, by resolution duly adopted after consultation with its outside counsel, that the failure to make such disclosure would reasonably be expected to constitute a breach of its fiduciary duties under applicable Law, provided, however that neither the Board of Directors nor any committee thereof shall, except as expressly permitted by Section 5.07(c), effect a Change in the Company Recommendation.
     (f) For purposes of this Agreement:
     “Intervening Event” means an event, fact, circumstance or development, unknown to the Special Committee as of the date hereof, which becomes known prior to the Company Stockholder Approval and Minority Approval.
     “Takeover Proposal” means any proposal or offer in respect of (i) a tender or exchange offer, merger, consolidation, business combination, share exchange, reorganization, recapitalization, liquidation, dissolution, or similar transaction involving the Company (any of the foregoing, a “Business Combination Transaction”) with any Person other than Family LLC or any Affiliate thereof (a “Third Party”), (ii) the Company’s acquisition of any Third Party in a Business Combination Transaction in which the stockholders of the Third Party immediately prior to consummation of such Business Combination Transaction will own more than 20% of the Company’s outstanding capital stock immediately following such Business Combination Transaction, including, without limitation, the issuance by the Company of more than 20% of any class of its equity securities as consideration for assets or securities of a Third Party, or (iii) any direct or indirect acquisition by any Third Party of 20% or more of any class of capital stock of the Company or of 20% or more of the consolidated assets of the Company and its Subsidiaries, in a single transaction or a series of related transactions.
     “Superior Proposal” means any bona fide written proposal or offer made by a Third Party in respect of a Business Combination Transaction involving, or any purchase or acquisition of, (i) all or substantially all of the outstanding shares of Class A Stock or (ii) at least 66% of the consolidated assets of the Company and its Subsidiaries, which Business Combination Transaction or other purchase or acquisition contains terms and conditions that the Special Committee determines in good faith, by resolution duly adopted after consultation with its outside counsel and financial advisors of nationally recognized reputation, would result in a transaction that (A) if consummated, would be more favorable to the Public Stockholders than the transactions contemplated by this Agreement, taking into account all of the terms and conditions of such proposal and of this Agreement (including, without limitation, any proposal by Family LLC to amend the terms of this Agreement), and (B) is reasonably capable of being consummated on the terms so proposed, without significant incremental delay or cost, taking into account all financial, regulatory, legal and other aspects of such proposal.
     Section 5.08 Stockholder Litigation. The Company shall give Family LLC the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, whether commenced prior to or after the execution and delivery of this Agreement. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date hereof against the Company or any of its directors or executive officers by any stockholder of the Company relating to this Agreement, the Merger, any other transaction contemplated hereby or otherwise, without the prior written consent of Family LLC, not to be unreasonably withheld, conditioned or delayed.
     Section 5.09 Solvency Opinion. The Company and Family LLC shall use their reasonable best efforts to retain an appraisal or valuation firm for purposes of obtaining from such firm its opinion as to whether each of the Company and each of its Subsidiaries that is contemplated to make a distribution in connection with the transactions contemplated by the Commitment Letter will (i) in the case of any such Person that is a corporation, have at the Closing sufficient surplus under Delaware law out of which to make such distribution, (ii) in the case any such Person that is a limited liability company, after giving effect to the transactions contemplated by the Commitment Letter, have at the Closing assets the fair market value of which exceeds its liabilities and (iii) in the case of all such Persons, after giving effect to the transactions contemplated by the Commitment Letter, (x) be able to pay its debts as they come due, (y) have assets the fair value and present fair salable value of which exceed its stated liabilities and identified contingent liabilities and (z) have remaining capital that is not unreasonably small for the business in which such Person is engaged and proposed to be engaged (a favorable opinion from such firm with respect to each of the foregoing, the “Solvency Opinion”).
ARTICLE VI
CONDITIONS
     Section 6.01 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of the Parties to consummate the transactions contemplated by this Agreement, including the Merger, are subject to the satisfaction or waiver (by mutual written consent of the Parties) at or prior to the Closing of each of the following conditions:
     (a) Stockholder Approval; Charter Amendment. The Company Stockholder Approval shall have been obtained and the Charter Amendment shall have become effective.

     (b) Minority Approval. The Minority Approval shall have been obtained.
     (c) Regulatory Approval. The waiting period (and any extension thereof) applicable to the transactions contemplated by the Exchange Agreement under the HSR Act shall have been terminated or shall have expired, any investigation opened by means of a second request for additional information or otherwise shall have been terminated or closed and no action shall have been instituted by the Department of Justice or the Federal Trade Commission challenging or seeking to enjoin the consummation of this transaction, which action shall not have been withdrawn or terminated.
     (d) Proxy Statement. No orders suspending the use of the Proxy Statement shall have issued and no proceeding for that purpose shall have been initiated by the SEC.
     (e) No Order. No court of competent jurisdiction or United States federal or state Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that the Parties shall use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.
     (f) Solvency Opinion. The Company shall have received the Solvency Opinion.
     (g) Financing. The Company and certain of its Affiliates shall have received the funding from the Financing Transactions, which, together with cash held by the Company and its Subsidiaries at the Closing, is sufficient to fund the aggregate Merger Consideration and other payments required to be made by the Surviving Corporation at the Closing in connection with the transactions contemplated hereby.
     Section 6.02 Conditions to Obligation of Family LLC and CVC MergerCo. The obligations of Family LLC and CVC MergerCo to effect the transactions contemplated by this Agreement, including the Merger, are subject to the satisfaction or waiver by Family LLC, at or prior to the Closing of the following additional conditions:
     (a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to materiality or Material Adverse Effect, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except to the extent that any such representation or warranty speaks as of another date), except where the failure of any such representation or warranty to be true and correct as so made, individually or in the aggregate with all other such failures, has had or would reasonably be expected to have a Material Adverse Effect, provided that the representations and warranties of the Company in Sections 3.02 and 3.03 shall be true in all respects (except, with respect to Section 3.02, for any de minimis failure of the representations and warranties contained therein to be true and correct). Family LLC shall have received a certificate of an executive officer of the Company to such effect (without any personal liability to such executive officer).
     (b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and Family LLC shall have received a certificate of an executive officer of the Company to such effect (without any personal liability to such executive officer).
     (c) No Material Adverse Change. Since January 1, 2007, there shall not have been any state of facts, event, change, effect, development, condition or occurrence (or, with respect to facts, events, changes, effects, developments, conditions, or occurrences existing prior to the date hereof, any worsening thereof) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
     (d) No Litigation. There shall not be pending any suit, action or proceeding by any Governmental Entity or other Person (other than any suit, action or proceeding by any stockholder of the Company challenging the fairness of the transactions contemplated hereby or alleging a breach of the fiduciary duties of the members of the Board of Directors in connection herewith), in each case that has a reasonable likelihood of success as reasonably determined by Family LLC (provided that, in the case of any of the foregoing brought by any Person other than a Governmental Entity, the Company shall have reasonably agreed with such determination), challenging or seeking to restrain or prohibit any of the transactions contemplated hereby.
     (e) Tax Certification. Family LLC shall have received a certification from the Company in the form prescribed by Treasury regulations under Section 1445 of the Code to the effect that the Company is not (and was not at any time during the five-year period ending on the date of the Closing) a “United States real property holding corporation” within the meaning of Section 897 (c)(2) of the Code.
     (f) Dissenting Shares. The total number of Dissenting Shares shall not exceed 10% of the issued and outstanding shares of Class A Stock immediately prior to the filing of the Merger Certificate.
     (g) Third-Party Consents. Each of the Consents required to be listed in Section 3.04(a) and (b) of the Company Disclosure Letter shall have been made or obtained, unless the failure to obtain such Consent would, individually or in the aggregate, not be reasonably expected to have a Material Adverse Effect; provided that each of the Consents listed on Section 6.02(g) of the Company Disclosure Letter shall have been obtained.

     (h) Ancillary Agreements. The Company shall have duly executed and delivered to Family LLC a copy of each Ancillary Agreement to which it is party, each of which shall be in full force and effect.
     Section 6.03 Conditions to Obligations of the Company. The obligation of the Company to effect the transactions contemplated by this Agreement, including the Merger, is subject to the satisfaction or waiver by the Company at or prior to the Closing, of the following additional conditions:
     (a) Representations and Warranties. Each of the representations and warranties of CVC MergerCo and Family LLC set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to materiality or material adverse effect, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty speaks as of another date), except where the failure of any such representation and warranty to be true and correct as so made does not, individually or in the aggregate with all such failures, has had or could reasonably be expected to have a Family Material Adverse Effect, provided that the representations and warranties of Family LLC in Section 4.02 shall be true in all material respects. The Company shall have received a certificate of Charles F. Dolan or James L. Dolan to such effect (without any personal liability to such executive officer).
     (b) Performance of Obligations of CVC MergerCo and Family LLC. Each of CVC MergerCo and Family LLC shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement and the Ancillary Agreements at or prior to the Closing and the Company shall have received a certificate of the managing member or an executive officer of Family LLC to such effect (without any personal liability to such executive officer).
     (c) Ancillary Agreements. Each of the Ancillary Agreements shall have been executed and delivered by each party thereto other than the Company and shall be in full force and effect.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
     Section 7.01 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether prior to or after receipt of the Company Stockholder Approval:
     (a) by mutual written consent of Family LLC and the Company (acting at the direction of the Special Committee);

     (b) by either Family LLC or the Company (with the prior approval of the Special Committee), if:
     (i) the Merger shall not have been consummated by March 31, 2008 (such date, the “Termination Date”), provided that the right to terminate the Agreement pursuant to this Section 7.01(b)(i) shall not be available to any Party whose failure to perform any of its obligations under this Agreement has been the cause of the failure of the Merger to be consummated by such time;
     (ii) any Governmental Entity of competent jurisdiction issues an order, judgment, decision, opinion, decree or ruling or takes any other action (which the party seeking to terminate this Agreement shall have used its reasonable best efforts to resist, resolve, annul, quash or lift, as applicable) permanently restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decision, opinion, decree or ruling or other action shall have become final and non-appealable; or
     (iii) the Company Stockholder Approval and the Minority Approval shall not have been obtained at the Company Stockholders Meeting or any adjournment or postponement thereof; provided that the right to terminate the Agreement pursuant to this Section 7.01(b)(iii) shall not be available to the Company if it has not complied in all material respects with its obligations under Section 5.07;
     (c) by Family LLC, if:
     (i) the Company shall have breached or failed to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by the Company prior to the Termination Date or is not cured by the Termination Date, and (B) would result in a failure of any condition set forth in Sections 6.02(a) or (b); or
     (ii) a Change in the Company Recommendation shall have occurred;
     (d) by the Company if CVC MergerCo or Family LLC shall have breached or failed to perform in any material respect any of their representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by CVC MergerCo or Family LLC, as the case may be, prior to the Termination Date or is not cured by the Termination Date and (B) would result in a failure of any condition set forth in Sections 6.03(a) or (b).
     Section 7.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, except as provided in Section 8.01, this

Agreement shall forthwith become void and have no effect, and there shall be no liability on the part of any Party, except for the provisions of this Section 7.02, Section 7.03 and Article VIII, each of which shall remain in full force and effect; provided, however, that no Party shall be relieved or released from any liability or damages arising from a willful and material breach of any provision of this Agreement.
     Section 7.03 Expenses. All Expenses shall be borne by the Party incurring such Expenses, it being understood and agreed that (i) Expenses associated with the printing, filing and mailing of the Proxy Statement and the Schedule 13E-3 and any amendments or supplements thereto, the solicitation of stockholder approvals and the Solvency Opinion shall be borne by the Company, and (ii) each of the Company and Family LLC shall pay one-half of any filing fees required to be paid in connection with any filing made under the HSR Act in connection with the transactions contemplated hereby.
     Section 7.04 Amendment; Company Action. This Agreement may not be amended and no waiver, consent or approval by or on behalf of the Company (or Special Committee, if applicable) may be granted except pursuant to an instrument in writing signed by or on behalf of the Company (or Special Committee, if applicable) following approval of such action by the Special Committee and signed by Family LLC; provided, however, that following the Company Stockholder Approval and Minority Approval at the Company Stockholders Meeting, if applicable, no amendment may be made to this Agreement that by law requires further approval or authorization by the stockholders of the Company or CVC MergerCo without such further approval or authorization. From and after the date hereof, the Board of Directors shall act solely through the Special Committee with respect to any actions of the Company to be taken with respect to this Agreement, including any amendment, modification, or waiver of this Agreement.
     Section 7.05 Extension and Waiver. At any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval at the Company Stockholders Meeting, if applicable:
     (a) the Special Committee on behalf of the Company may (i) extend the time for the performance of any of the obligations or other acts of CVC MergerCo and Family LLC, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered by CVC MergerCo or Family LLC pursuant hereto or (iii) waive compliance by CVC MergerCo or Family LLC with any of the agreements or with any conditions to the Company’s obligations.
     (b) Family LLC may (i) extend the time for the performance of any of the obligations or other acts of the Company, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered by the Company pursuant hereto or (iii) waive compliance by the Company with any of the agreements or with any conditions to CVC MergerCo or Family LLC’s obligations.

     (c) Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party by a duly authorized officer.
ARTICLE VIII
MISCELLANEOUS
     Section 8.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 7.01, as the case may be, except that the agreements set forth in Section 7.02, 7.03 and Article VIII shall survive termination and this Section 8.01 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time. Upon any termination of this Agreement, the Guarantee shall terminate to the extent provided therein.
     Section 8.02 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telecopy, overnight courier service or by registered or certified mail (postage prepaid, return receipt requested), to the respective Parties at the following addresses or at such addresses as shall be specified by the Parties by like notice:

(a)	If to Family LLC or CVC MergerCo:

c/o Cablevision Systems Corporation 1111 Stewart Avenue Bethpage, NY 11714
Telecopier: (516) 803-1186
Attention: Brian G. Sweeney

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Telecopier: (212) 909-6836
Attention: Richard D. Bohm

(b)	If to the Company or the Special Transaction Committee:

Cablevision Systems Corporation
1111 Stewart Avenue
Bethpage, NY 11714
Telecopier: (516) 803-2577
Attention: Victoria D. Salhus

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Telecopier: (212) 728-9261
Attention: Daniel D. Rubino

and

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Telecopier: (212) 558-3588
Attention: John P. Mead
     Section 8.03 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that mandatory provisions of federal law apply. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Delaware and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such action except in such court, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware state court, (c) waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such action or proceeding in any such Delaware state court, and (d) waives, to the fullest extent permitted by Law, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such Delaware state court. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties to this Agreement irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 8.02 of this Agreement; provided, however, that nothing in this Agreement shall affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.
     Section 8.04 Entire Agreement; Assignment. This Agreement (together with the Exhibits hereto and the Disclosure Letters), the Confidentiality Agreement and the Ancillary Agreements contain the entire agreement among the Parties with respect to the Merger and the other transactions contemplated hereby and thereby and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to these matters. Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void, except that Family LLC may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Family LLC without the consent of the Company, but no such assignment shall relieve Family LLC of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
     Section 8.05 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any terms or provisions of this Agreement in any other jurisdiction so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
     Section 8.06 Headings. Headings are used for reference purposes only and do not affect the meaning or interpretation of this Agreement.
     Section 8.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors, legal representatives and permitted assigns, and, except for the provisions of Section 5.03 hereof, which shall be enforceable by the beneficiaries contemplated thereby, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided that after the Effective Time the Public Stockholders shall be express third-party beneficiaries of the provisions of Section 1.07 and 2.02 to the extent such provisions obligate the Company to make payments to the Public Stockholders of the Merger Consideration and for no other purpose.
     Section 8.08 Remedies.
     (a) The Parties hereto agree that irreparable harm would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms hereof in addition to any other remedies to which they are entitled at law or in equity.
     (b) The Parties hereto further agree that (i) the current, former and prospective members of Family LLC and their respective Affiliates (other than Family LLC and CVC MergerCo) are not Parties to this Agreement, (ii) the Company shall not have any right to cause any monies or other assets to be contributed to Family LLC or CVC MergerCo by any current, former or prospective holder of membership interests in Family LLC or any of their respective Affiliates, trustees or beneficiaries, and (iii) except to the extent provided in the Guarantee, the Company may not otherwise pursue any claim or seek any legal or equitable remedy in connection with this Agreement (including, for avoidance of doubt, monetary damages and specific performance) against any current, former or prospective holder of membership interests in Family LLC or any Affiliate, trustee or beneficiary thereof (other than CVC MergerCo). Neither Family LLC nor CVC MergerCo shall have any liability to the Company in respect of any claims for monetary damages that the Company may bring against Family LLC and/or CVC MergerCo pursuant to or in connection with this Agreement that are in an aggregate amount, including all other such claims that have been brought by the Company against Family LLC or CVC MergerCo, in excess of $300,000,000 (the “Family Liability Cap”). Notwithstanding any other provision of this Agreement, if the payment to the Company of any judgment for monetary damages would cause the Family Liability Cap to be exceeded, such judgment shall be paid only in such portion as would not cause the Family Liability Cap to be exceeded. No Party shall be liable to any other Party hereunder for monetary damages except for a material breach of this Agreement.
     Section 8.09 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     Section 8.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.10.
     Section 8.11 Definitions. As used in this Agreement:
     “2007 Budget” means the budget of the Company for fiscal year 2007 as approved by the Board of Directors on December 19, 2006, as updated by the first quarter forecast.
     An “Affiliate” of any Person means another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.
     “Ancillary Agreements” means the Voting Agreement, the Exchange Agreement, the Guarantee, and any other agreements contemplated by this Agreement or the foregoing.
     “Board of Directors” means the board of directors of the Company.
     “Business” means the business and operations of the Company and its Subsidiaries as currently conducted.
     “Business Day” means any day on which banks are not required or authorized to close in the City of New York.

     “Charter Amendment” means an amendment to the certificate of incorporation of the Company, substantially in the form of Exhibit G.
     “Company Benefit Plan” means each “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, and each employment, consulting, bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, restricted stock, deferred stock, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, that provides or may provide benefits or compensation in respect of any current or former stockholder, officer, director or employee of the Company or the beneficiaries or dependents of any such person that is or has been maintained or established by the Company or any other Related Person, or to which the Company or any Related Person contributes or is or has been obligated or required to contribute.
     “Company Financial Statements” means the consolidated financial statements of the Company and its Subsidiaries included in the Company SEC Reports together, in the case of year-end statements, with reports thereon by the independent auditors of the Company, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of stockholders’ equity and a consolidated statement of cash flows, and accompanying notes.
     “Confidentiality Agreement” means the Confidentiality Agreement, dated as of October 12, 2006, between Charles F. Dolan, James L. Dolan and the Company.
     “Consents” means consents, approvals, waivers, authorizations, permits, filings or notifications.
     “Constituent Documents” means with respect to any entity, the certificate or articles of incorporation, the by-laws of such entity or any similar charter or other organizations documents of such entity.
     “CSC” means CSC Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of the Company.
     “CSC Restricted Payment Capacity” means, at any given time, the amount of “Restricted Payments” (as defined in the applicable CSC Indenture) that would be permitted as of such time by the most restrictive of the CSC Indentures.
     “CVC Restricted Payment Capacity” means, at any given time, the amount of “Restricted Payments” (as defined in the applicable CVC Indenture) that would be permitted as of such time by the most restrictive of the CVC Indentures.
     “DGCL” means the General Corporation Law of the State of Delaware.

     “Equity Award Price Per Share” means the greater of (A) the Merger Consideration and (B) the highest fair market value per share of Class A Stock during the ninety-day period ending on the Effective Time.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Excluded Shares” means shares of Company Stock held by the Family Stockholders, Family LLC, any Subsidiary of Family LLC, the Company or any wholly-owned Subsidiary of the Company or held in the Company’s treasury.
     “Expenses” of a Person means all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party hereto and its Affiliates), incurred by or on behalf of such Person in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including the preparation, printing, filing and mailing, as the case may be, of the Proxy Statement and the Schedule 13E-3 and any amendments or supplements thereto, and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.
     “Franchise Agreements” means all franchise agreements and similar governing agreements, instruments and resolutions and franchise related statutes and ordinances or written acknowledgements of a Governmental Entity that are necessary or required to operate cable television services.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
     “Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practices), (vi) all lease obligations of such Person capitalized on the books and records of such Person, (vii) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions, (ix) all letters of credit or performance bonds issued for the account of such Person (excluding (a) letters of credit issued for the benefit of local franchising authorities, or suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices, (b) standby letters of credit relating to workers’ compensation insurance and surety bonds and (c) surety bonds and customs bonds) and (x) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.
     “Law” (and with the correlative meaning “Laws”) means rule, regulation, statutes, orders, ordinance, guideline, code, or other legally enforceable requirement, including but not limited to common law, state, local and federal laws or securities laws and laws of foreign jurisdictions.
     “Liens” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, adverse claim, encumbrance, lien (statutory or other), other charge or security interest; or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, or any capital lease having substantially the same economic effect as any of the foregoing).
     “Material Adverse Effect” means any effect that is or would reasonably be expected to be materially adverse to the business, assets (including intangible assets), condition (financial or otherwise) or results of operations of the Company or would reasonably be expected to materially impair the Company’s ability to perform its obligations under this Agreement; provided, however, that none of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would be, a Material Adverse Effect: (A) any adverse effect that results from general economic, business, financial or market conditions that does not disproportionately affect the Company or any Company Subsidiary, (B) any adverse effect arising from any action taken by the Company to comply with its obligations under this Agreement, (C) any adverse effect that results from any change in the Laws governing the Company’s Franchise Agreements, (D) any adverse effect that results from the matter set forth on Section 8.11 of the Company Disclosure Letter and (E) any adverse effect generally affecting the industry or industry sectors in which the Company or any of the Company’s Subsidiaries operates that does not disproportionately affect the Company or any Company Subsidiary relative to the other participants in the industry or industry sectors in which the Company or such Company Subsidiary operates.
     “NYSE” means The New York Stock Exchange.

     “Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal, applicable to the Company or any Subsidiary.
     “Other Dolan Entities” means Dolan Family LLC, the Charles F. Dolan Charitable Remainder Trust, the Dolan Family Foundation, the Marissa Waller 1989 Trust and the Dolan Children’s Foundation.
     “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).
     “Related Person” means any trade or business, whether or not incorporated, which, together with the Company, is or would have been at any date of determination occurring within the preceding six years, treated as a single employer under Section 414 of the Code.
     “Representatives” of a Person means the officers, directors, employees, accountants, counsel, financial advisors, consultants, financing sources and other advisors or representatives of such Person.
     “Restricted Shares” means shares of Class A Stock issued under the Stock Plans, which remain subject to vesting requirements under the applicable Stock Plan and award agreement as of the Closing.
     “RNS” means Rainbow National Services, LLC, a Delaware limited liability company.
     “RNS Restricted Payment Capacity” means, at any given time, the amount of “Restricted Payments” (as defined in the applicable RNS Indenture) that would be permitted as of such time by the most restrictive of the RNS Indentures.
     “SEC” means the United States Securities and Exchange Commission.
     “Senior Officer” means any “executive officer” of the Company, as that term is defined in Rule 3b-7 of the Exchange Act.
     “Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.
     “Tax” (and with the correlative meaning “Taxes”) shall mean all federal, state, local or foreign net income, franchise, gross income, sales, use, ad valorem, property, gross receipts, license, capital stock, payroll, withholding, excise, severance, transfer, employment, alternative or add-on minimum, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.
     “Tax Return” means all federal, state, local and foreign tax returns, estimates, information statements, schedules and reports relating to Taxes.
     “Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.
[Signatures on the following page]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CENTRAL PARK HOLDING COMPANY, LLC
By:	/s/ CHARLES F. DOLAN
	Name:	Charles F. Dolan
	Title:	President

CENTRAL PARK MERGER SUB, INC.
By:	/s/ CHARLES F. DOLAN
	Name:	Charles F. Dolan
	Title:	President

CABLEVISION SYSTEMS CORPORATION
By:	/s/ MICHAEL P. HUSEBY
	Name:	Michael P. Huseby
	Title:	Executive Vice President and Chief Financial Officer

Exhibit A
Family Stockholders
Charles F. Dolan
James F. Dolan
Patrick F. Dolan
Thomas C. Dolan
Kathleen M. Dolan
Deborah A. Dolan-Sweeney
Marianne Dolan Weber
Dolan Grandchildren Trust
DC James Trust
DC Patrick Trust
DC Thomas Trust
DC Kathleen Trust
DC Deborah Trust
DC Marianne Trust
CFD Trust No. 1.
CFD Trust No. 2
CFD Trust No. 3
CFD Trust No. 4
CFD Trust No. 5
CFD Trust No. 6
Tara Dolan 1989 Trust
Charles Dolan 1989 Trust
Ryan Dolan 1989 Trust
Charles F. Dolan 2001 Family Trust